Exhibit 4.6

MORGAN STANLEY DEAN WITTER

29 September 2003

To: GE FINANCIAL ASSURANCE HOLDINGS INC.

Attn: David Heller

E Mail Address: David Heller

From: MORGAN STANLEY DERIVATIVE PRODUCTS INC.

Re: Transaction Ref. No. CEAGG

THIS CONFIRMATION AMENDS AND RESTATES IN ITS ENTIRETY THE PREVIOUS CONFIRMATION FOR THIS TRANSACTION.

Amendment(s):              Business Days for JPY/ USD/ Initial and Final Exchange

Dear Sir or Madam:

The purpose of this facsimile is to set forth the terms and conditions of the transaction entered into between MORGAN STANLEY DERIVATIVE PRODUCTS INC. and GE FINANCIAL ASSURANCE HOLDINGS INC. on the Trade Date specified below (the “Transaction”). This facsimile constitutes a “Confirmation” as referred to in the Agreement as specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. For these purposes, all references in the Definitions to a “Swap Transaction” shall be deemed to apply to the Transaction referred to herein.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

Neither Morgan Stanley, Morgan Stanley Capital Services Inc, Morgan Stanley & Co. International Limited nor any other subsidiary or affiliate of Morgan Stanley (other than Party A) is an obligor on the transaction that is the subject of this Confirmation.

This Confirmation supplements, forms part of, add is subject to the ISDA Master Agreement dated as of 2 March 2000, as amended and supplemented from time to time (the “Agreement”), between MORGAN STANLEY DERIVATIVE PRODUCTS INC. and you.  All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Party A:	MORGAN STANLEY DERIVATIVE PRODUCTS INC.
Party B:	GE FINANCIAL ASSURANCE HOLDINGS INC.
Trade Date:	18 September 2003
Effective Date:	22 September 2003
Termination Date:	20 June 2011

Fixed Amounts
Fixed Rate Payer:	Party A
Fixed Rate payer Currency Amount:	JPY 57,000,000,000

Fixed Rate Payer Payment Dates:

On 20 June and 20 December in each year, from and including 20 December 2003 to and including 20 June 2011, subject to adjustment in accordance with the Following Business Day Convention with No Adjustment to Period End Dates

Fixed Rate:	1.60000%
Fixed Rate Day Count Fraction:	30/360

Fixed Amounts
Fixed Rate Payer:	Party B
Fixed Rate Payer Currency Amount:	USD 490,956,07235
Fixed Rate Payer Payment Dates:

On 20 June And 20 December in each year, from and including 20 December 2003 to and including 20 June 2011, subject to adjustment in accordance with the Following Business Day Convention with No Adjustment to Period End Dates

Fixed Rate:	4.84000%
Fixed Rate Day Count Fraction:	30/360

Initial Exchanges:
Initial Exchange Date:	22 September 2003, subject to adjustment in accordance with the Following Business Day Convention.
Party A Initial Exchange Amount:	USD 490,956,072.35
Party B Initial Exchange Amount:	JPY 57,000,000,000

Final Exchanges:
Final Exchange Date:	20 June 2011, subject to adjustment in accordance with the Following Business Day Convention.
Party B Final Exchange Amount:	USD 490,956,072.35
Party A Final Exchange Amount:	JPY 57,000,000,000

Business Days for JPY:	London, New York And Tokyo
Business Days for USD	London, New York And Tokyo

Business Days for Initial and Final Exchange:	London, New York And Tokyo
Calculation Agent:	Party A, or as specified in the Agreement

Other Provisions:
None

Account Details:
Account for payments to Party A:
Account for payments in JPY :	UFJ Bank Ltd., Tokyo
A/C No: 2506-2001/1
A/C Morgan Stanley Derivative Products
Account for payments in USD :	JPMorgan Chase Bank, New York
A/C No: 9301034840
ABA No: 021-000-021
A/C Morgan Stanley Derivative Products
Account for payments to Party B:
Account for payments in JPY :	Please supply details
Account for payments in USD	Please supply details

Documentation and Operations Contacts:
Documentation:	Telephone Tokyo (813) 5424 7448/7449/4710
Facsimile Tokyo (813) 5424 4788
Operations:	Telephone Tokyo (813) 5424 4747/4748
Facsimile Tokyo (813) 5424 7895

Confirmation:

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us, or by sending to us a facsimile substantially similar to this facsimile which sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms.

We are delighted to have executed this Transaction with you and look forward to working with you again.

Yours sincerely,

By:
Name:
Title:
MORGAN STANLEY DERIVATIVE PRODUCTS INC.

Confirmed as of the date first written above: GE FINANCIAL ASSURANCE HOLDINGS INC.

By:	/s/ DENNIS R. SWEENEY
Name:	Dennis R. Sweeney
Title:	Vice President & Assistant Treasurer General Electric Capital Corporation